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                                                                     EXHIBIT 3a2

                             CERTIFICATE OF MERGER

                                    merging

                               NORAM ENERGY CORP.
                            (a Delaware corporation)

                                 with and into

                                HI MERGER, INC.
                            (a Delaware corporation)

         Pursuant to Section 251 of the Delaware General Corporation Law (the "DGCL"), HI Merger, Inc., a Delaware corporation (the "Company" or the "Surviving Corporation"), does hereby certify:

FIRST: That the name and state of incorporation of each of the constituent corporations are as follows:

         Name                                       State of Incorporation
         ----                                       ----------------------
         HI Merger, Inc.                            Delaware
         NorAm Energy Corp.                         Delaware

SECOND: That an Agreement and Plan of Merger pursuant to which NorAm Energy Corp. will be merged with and into the Company (the "Merger") has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 251 of the DGCL.

THIRD: That the surviving corporation of the Merger is HI Merger, Inc., a Delaware Corporation.

FOURTH: That the Certificate of Incorporation of the Company immediately prior to the effective time of the Merger shall be amended as follows, and as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until such time as it may be amended in accordance with applicable law. Article FIRST of such Certificate of Incorporation shall be amended so that the full text of such altered article is as follows:

         "FIRST: The name of the Company is NorAm Energy Corp. (hereinafter the "Company")."
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FIFTH:   That the executed Agreement and Plan of Merger is on file at an office of the Surviving Corporation at Houston Industries Plaza, 1111 Louisiana Street, Houston, Texas 77002.

SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

SEVENTH: That pursuant to Section 103(d) of the DGCL, this Certificate of Merger and the Merger shall become effective immediately upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, HI Merger, Inc., has caused this Certificate of Merger to be executed on its behalf on this sixth day of August, 1997.

                                        HI MERGER, INC.


                                        By:   /s/ STEPHEN W. NAEVE
                                           --------------------------------
                                           Name:  Stephen W. Naeve
                                           Title: President





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